Exhibit 99.1

CONTACT:	Janet Kirkley
(704) 532-3318
— For Immediate Release

Speedway Motorsports Completes Purchase of Kentucky Speedway

CONCORD, N.C. (Dec. 31, 2008) – Speedway Motorsports, Inc. (NYSE:TRK) has added Kentucky Speedway to its portfolio of motorsports facilities, expanding its geographic reach into the Midwest.

The completed purchase was announced today by O. Bruton Smith, founder, chairman and chief executive officer of Speedway Motorsports, Inc.

“We are extremely excited about the new opportunities this market is going to bring the company,” said Smith. “Since we announced this acquisition in May, we have been overwhelmed with the response of fans expressing their support and desire for a Sprint Cup event at Kentucky Speedway.

“We will continue to work with NASCAR to bring a Sprint Cup race to this fine facility as soon as possible. We are going to do everything we can to bring the great people of Kentucky what they want and deserve.”

Located on approximately 820 acres in Sparta, Ky., just south of Cincinnati, Kentucky Speedway features a 1.5-mile tri-oval speedway, with grandstand seating for approximately 66,000 spectators, 50 luxury suites with seats for approximately 2,000, private RV spaces, and reserved and unreserved camping spaces.

The speedway currently hosts a NASCAR Nationwide Series race, a NASCAR Camping World Truck Series race, two ARCA RE/MAX Series races and an IndyCar Series race.

Tickets for Kentucky Speedway’s 2009 season are available online at www.kentuckyspeedway.com or by calling (859) 578-2300.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, newly acquired Kentucky Speedway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

(more)

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.